Exhibit 99.11

Texxon Holding Limited

7A, Block C, 207 Songhong Road

Changning District, Shanghai, China, 200335

Tel: +86 574-62629970

VIA EDGAR

August 8, 2025

U.S. Securities and Exchange Commission

Division of Corporation Finance

Office of Trade & Services

Washington, D.C. 20549

Attention:	Abe Friedman Theresa Brillant Rebekah Reed Donald Field

Re:	Texxon Holding Limited
Registration Statement on Form F-1
Initially Filed August 14, 2024
File No. 333-281530

Ladies and Gentlemen:

The undersigned, Texxon Holding Limited, a Cayman Islands company (the “Company”), is submitting this letter via EDGAR to the Securities and Exchange Commission (the “Commission”) in connection with the Company’s filing of its Registration Statement on Form F-1, as amended (the “Registration Statement”) relating to the Company’s initial public offering (“IPO”) of ordinary shares.

The Company has included in the Registration Statement its audited consolidated financial statements, prepared in accordance with accounting principles generally accepted in the United States of America, as of June 30, 2024 and 2023 and for each of the two fiscal years ended June 30, 2024 and 2023, and unaudited interim consolidated financial statements as of December 31, 2024 and 2023 and for each of the six-month periods ended December 31, 2024 and 2023.

Item 8.A.4 of Form 20-F states that the last year of audited financial statements for a company in a Registration Statement on Form F-1 may not be older than 15 months at the time of the offering, provided that, in the case of a company’s IPO, the Registration Statement on Form F-1 must contain audited financial statements of a date not older than 12 months from the date of the IPO.

Pursuant to Instruction 2 to Item 8.A.4 of Form 20-F, a company may comply with the 15-month requirement in this item if the company is able to represent that it is not required to comply with the 12-month requirement in any other jurisdiction outside the United States and that complying with the 12-month requirement is impracticable or involves undue hardship.

The Company hereby represents to the Commission that:

1. The Company is not currently a public reporting company in any other jurisdiction.

2. The Company is not required by any jurisdiction outside the United States to prepare, and has not prepared, financial statements audited under any generally accepted auditing standards for any interim period.

3. Compliance with Item 8.A.4 is impracticable and involves undue hardship for the Company.

4. The Company does not anticipate that its audited financial statements for the fiscal year ended June 30, 2025 will be available until October 2025 .

5. In no event will the Company seek effectiveness of the Registration Statement if its audited financial statements are older than 15 months at the time of the offering.

The Company is hereby filing this letter as an exhibit to the Registration Statement pursuant to Instruction 2 to Item 8.A.4 of Form 20-F.

Please do not hesitate to contact me if you have any questions regarding the foregoing or if we can provide any additional information.

Sincerely,

Texxon Holding Limited

By:	/s/ Hui Xu
Name:	Hui Xu
Title:	Chief Executive Officer